EXHIBIT 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of May 19, 2005, by and among Xerium Technologies, Inc., a Delaware corporation (the “Company”), and the parties listed on Schedule I attached hereto (the “Investors”).

RECITALS

WHEREAS, the Investors hold, directly or indirectly through one or more intermediaries, shares of Common Stock of the Company; and

WHEREAS, the Company and the Investors wish to provide for certain arrangements with respect to the registration of the shares of Common Stock of the Company under the Securities Act.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Agreement” is defined in the Preamble.

“Apax Partners” means Apax Partners Holdings Ltd.

“Apax Registrable Shares” means (i) the shares of Common Stock held by Xerium S.A., Xerium 2 S.A. or Xerium 3 S.A., (ii) following any distribution of part or all of the Common Stock held by Xerium S.A. to its shareholders, the shares of such Common Stock held by investment funds or accounts advised by Apax Partners or its Affiliates, and (iii) any shares of Common Stock directly or indirectly issued or issuable with respect to any shares of Common Stock described in clause (i) or (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the Commonwealth of Massachusetts are generally closed for business.

“Coinvestor Registrable Shares” means, following any distribution of part or all of the shares of Common Stock held by Xerium S.A. to its shareholders (i) shares of such Common Stock that are held by Persons other than investment funds or accounts advised by Apax Partners or its Affiliates and (ii) any shares of Common Stock directly or indirectly issued or issuable with respect to any shares of Common Stock described in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“Company” is defined in the Preamble.

“Covered Person” is defined in Section 6.1 of this Agreement.

“Effective Date” is defined in Section 2.1. of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Exchange and Redemption Agreement” means the Exchange and Redemption Agreement between the Company, Xerium S.A. and certain of the Investors dated as of the Effective Date.

“Holder” means any Investor owning Registrable Shares or any Permitted Transferee thereof in accordance with Section 7.2 hereof.

“Initial Public Offering” means the initial underwritten Public Offering.

“Investors” is defined in the Preamble.

“Management Registrable Shares” means (i) shares of Common Stock held by Persons who are current or former directors or officers of the Company or its Subsidiaries and (ii) any shares of Common Stock directly or indirectly issued or issuable with respect to any shares of Common Stock described in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Permitted Transferee” is defined in Section 7.2.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective Registration Statement.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the automatic effectiveness or the declaration or ordering of effectiveness of such Registration Statement or similar document.

“Registrable Shares” means Apax Registrable Shares, Coinvestor Registrable Shares or Management Registrable Shares, where no distinction is required by the context in which such term is used.

“Registration Expenses” means all expenses incurred by the Company in complying with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, listing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, fees and disbursements of counsel for the Company and its independent public accountants, including the expenses of “cold comfort” letters or any special audits required by, or incident to, any underwritten registration where required by the underwriters, all fees and disbursements of underwriters (other than underwriting discounts and commissions) and fees and disbursements of one counsel for the Selling Holders (which counsel shall be selected by the Holders of a majority of the Registrable Shares being sold under the applicable registration), but excluding underwriting discounts, selling commissions, applicable transfer taxes, if any, and fees of more than one counsel for the Selling Holders.

“Registration Statement” means a registration statement filed by the Company with the Commission for a Public Offering under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose).

“Rule 144” means Rule 144 under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

“Securities Act” means the Securities Act of 1933, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Selling Holder” means any Holder on whose behalf Registrable Shares are registered pursuant to Section 2 or 3 hereof.

“Xerium S.A.” means Xerium S.A., a societe anonyme organized under the laws of Luxembourg.

“Xerium 2 S.A.” means Xerium 2 S.A., a societe anonyme organized under the laws of Luxembourg.

“Xerium 3 S.A.” means Xerium 3 S.A., a societe anonyme organized under the laws of Luxembourg.

2. REQUIRED REGISTRATIONS.

2.1. Demand Registrations. At any time after the 180th day following the effective date of the Registration Statement used in connection with the Company’s Initial Public Offering (the “Effective Date”) through the tenth anniversary of such Effective Date, a Holder or Holders at such time holding in the aggregate a number of Apax Registrable Shares equal to at least twenty-five percent (25%) of the total number of Apax Registrable Shares outstanding at such time may, by written notice to the Company (specifying that it is being made pursuant to this Section 2.1), request that the Company effect the registration for a Public Offering of Registrable Shares; provided, however, that any such Public Offering must have an anticipated net aggregate offering price of at least $20,000,000. If the Holders initiating the registration intend to distribute the Registrable Shares in an underwritten offering, they will so advise the Company in their request.

2.2. Short-Form Registration on Form S-3. In addition to the rights provided under Section 2.1, at any time within the ten-year period after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Holder or Holders at such time holding in the aggregate a number of Registrable Shares equal to (a) at least twenty percent (20%) of the total number of Apax Registrable Shares, (b) at least twenty percent (20%) of the total number of Coinvestor Registrable Shares or (c) at least twenty percent (20%) of the total number of Management Registrable Shares, as applicable, outstanding at such time may, by written notice to the Company (specifying that it is being made pursuant to this Section 2.2), request that the Company effect the registration on Form S-3 (or any successor form) for a non-underwritten Public Offering of Registrable Shares having an anticipated net aggregate offering price of at least $10,000,000. Prior to the second anniversary of the Effective Date, the Company will not effect any registration pursuant to clause (b) or (c) above without the consent of the holders of a majority of the total number of Apax Registrable Shares outstanding at such time.

2.3. Notice to Other Holders of Registrable Shares. Promptly after receipt of notice requesting registration pursuant to Section 2.1 or 2.2, the Company will give written notice of such requested registration to all other Holders. Subject to the limitations set forth in Sections 2.4 and 5.2, as applicable, the Company will use its commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Shares that the Company has been requested to register by the Holders requesting such registration and to include in such registration all other Registrable Shares that the Company has been requested to register by other Holders by notice delivered to the Company within 20 days after the giving of such notice by the Company.

2.4. Limitations. The Company will not be required to effect more than four registrations requested by the Holders of Apax Registrable Shares pursuant to Section 2.1 above. No registration of Registrable Shares under Section 2.1 that shall not have become effective shall be deemed to be a registration for purposes of the prior sentence. The Company will not be required to effect any registration within six months after the effective date of any other Registration Statement of the Company. Subject to the time limitations set forth in Section 2.2 above, the Holders will have the right to require the Company to effect an unlimited number of registrations on Form S-3 for non-underwritten Public Offerings. If from the time of any request to register Registrable Shares pursuant to this Section 2 through the date when such registration becomes effective, the Company is engaged or has firm plans to engage in a registered public offering as to which the Holders may include Registrable Shares pursuant to Section 3, then the Company may at its option direct that such request be delayed for a period not in excess of 120 days or, if earlier, until the effective date of the Registration Statement for the Company’s registered public offering in which such Registrable Shares may be included pursuant to Section 3; provided, however, that if the Registrable Shares that are the subject of the request are not included in the Registration Statement for the Company’s registered public offering (including pursuant to Section 5.2), then the Company may at its option direct that such request be delayed such that, in accordance with this Section 2.4, the Company will not be required to effect any registration within six months after the effective date of any other Registration Statement of the Company.

2.5. Selection of Underwriter. In the case of any registration effected pursuant to Section 2.1, Apax Partners will have the right to designate the managing underwriter, subject to the approval of the Company, which approval may not be unreasonably withheld.

3. INCIDENTAL REGISTRATION.

3.1. Company Registration. If, at any time after the 180th day following the Effective Date through the tenth anniversary of such Effective Date, the Company proposes to register any of its Common Stock under the Securities Act, for its own account or for the account of any holder of its securities other than Registrable Shares, on a form that would permit registration of Registrable Shares for sale to the public under the Securities Act, then prior to such filing the Company will give written notice to all Holders of its intention to do so, and upon the written request of a Holder or Holders given within 20 days after the Company provides such notice (which request will state the intended method of disposition of such Registrable Shares), the Company will use commercially reasonable efforts to cause all Registrable Shares that the Company has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder(s); provided that, the Company will have the right to postpone or withdraw any registration initiated by the Company pursuant to this Section 3.1 without obligation to any Holder. In the case of any registration in which no shares issued by the Company are to be included, the Holders of a majority of the Registrable Shares requested to be included in such registration pursuant to this Section 3.1 may withdraw such request at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of such request to withdraw. In the case of any registration in which shares issued by the Company are to be included, the Holders of a majority of the Registrable Shares requested to be included in such registration pursuant to this Section 3.1 may withdraw such request at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of such request to withdraw provided that (a) there has been a material decrease in the trading price of the Company’s Common Stock since the date notice of the registration was given to such Holders pursuant to this Section 3.1 and (b) such withdrawal is approved by the Holders of a majority of the total number of Apax Registrable Shares outstanding as of such date.

3.2. Excluded Transactions. The Company will not be obligated to effect any registration of Registrable Shares under this Section 3 incidental to the registration of its Common Stock in connection with: (a) any Public Offering relating to employee benefit plans or dividend reinvestment plans; or (b) any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its subsidiaries of or with any other businesses.

4. REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company and the Selling Holders will take the actions described below in this Section 4 as reasonably expeditiously as practicable.

4.1. Registration Statement. The Company will use its commercially reasonable efforts to prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and to cause that Registration Statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to the counsel selected by a majority of the Selling Holders and, in an underwritten offering, to counsel for the underwriters.

4.2. Amendments and Supplements. The Company will use its commercially reasonable efforts to prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period not to exceed 90 days from the date of effectiveness or such earlier time as the Registrable Shares covered by such Registration Statement will have been disposed of in accordance with the intended method of distribution therefor.

4.3. Copies of Prospectus. The Company will furnish to each Selling Holder and each underwriter such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Selling Holder or any underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Selling Holder.

4.4. Blue Sky Qualification. The Company will use its commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or blue sky laws of such states as the Selling Holder reasonably requests, and do any and all other acts and things that may be necessary or desirable to enable the Selling Holder to consummate the public sale or other disposition in such jurisdictions of the Registrable Shares covered by the Registration Statement; provided, however, that the Company will not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it would not otherwise be so subject.

4.5. Listing. The Company will use its commercially reasonable efforts to cause all Registrable Shares covered by the Registration Statement to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed. The Company will use its commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by the Registration Statement not later than the effective date of such Registration Statement.

4.6. Notice of Prospectus Defects. The Company will promptly notify the Selling Holders of the happening of any event, as a result of which the prospectus included or to be included in the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Upon receipt of such notification, the Selling Holders will immediately cease making offers and sales of Registrable Shares. At the request of any such Selling Holder, the Company will use its commercially reasonable efforts to revise such prospectus or prepare a prospectus supplement as may be necessary (including by filing an Exchange Act report) as reasonably expeditiously as practicable so that such prospectus shall not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, if necessary, deliver a reasonable number of copies of such revised prospectus or prospectus supplement to the Selling Holders and the underwriters for any underwritten registration. Subject to Section 4.10, following receipt of the revised prospectus or prospectus supplement, the Selling Holders may resume making offers of the Registrable Shares. In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Shares included in such registration statement for sale in any jurisdiction, the Company will use its commercially reasonable efforts promptly to obtain the withdrawal of such order.

4.7. Other Company Obligations. The Company will (a) obtain a cold comfort letter from the Company’s independent public accountants, and any other accountants whose opinions are included in such registration statement, in customary form and covering such matters of the type customarily covered by cold comfort letters as the Selling Holders owning a majority of the Registrable Shares included in a registration reasonably request, but only in connection with an underwritten offering in which such a cold comfort letter is required by the underwriters; (b) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and promptly furnish to each Selling Holder a copy of any amendment or supplement to such registration statement or prospectus; (c) obtain an opinion of the Company and any other counsel reasonably requested by the Selling Holders owning a majority of the Registrable Shares included in a registration in customary form and covering such matters of the type customarily covered by opinions of counsel as such Selling Holders reasonably request, but only in connection with an underwritten offering in which such an opinion is required by the underwriters; (d) deliver promptly to the Selling Holders’ counsel and each underwriter, if any, participating in the offering of the Registrable Shares, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to (and allow the Selling Holders’ counsel and any underwriters counsel to participate in) discussions with the Exchange Commission or its staff with respect to such registration statement; and (e) make available its employees and personnel and otherwise provide reasonable assistance to the underwriters (including by participating in meetings, drafting sessions, due diligence sessions and road shows) in their marketing of Registrable Shares in connection with an underwritten offering, but only to the extent such availability and assistance is requested by the underwriters.

4.8. Underwriting Agreement. If a registration is an underwritten offering, the Company will enter into a customary underwriters agreement with a managing underwriter or underwriters which will be reasonably satisfactory in form and substance to the Company and the Selling Holders owning a majority of the Registrable Shares included in the registration and will contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including customary provisions relating to indemnification and contribution.

4.9. Disclosure Regarding Controlling Person Status. If any Registration Statement to be filed by the Company refers to any Holder by name or otherwise as the holder of any securities of the Company and if, in its good faith judgment, such Holder is or might be deemed to be a controlling person of the Company, such Holder will have the right to require (a) the insertion therein of language, in form and substance reasonably satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such Holding does not imply that such holder will assist in meeting any future financial requirements of the Company or (b) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder; provided, however, that with respect to this clause (b) such Holder will furnish to the Company an opinion of counsel to such effect, which opinion and counsel will be reasonably satisfactory to the Company.

4.10. Delay of Registration and Suspension of Offering. If at any time (a) after a request to effect a registration pursuant to Section 2 of this Agreement or (b) after a Registration Statement has become effective, the Company is engaged in any activity the public disclosure of which, in the good faith determination of the Company’s board of directors, would be materially detrimental to the Company, then the Company may direct that such request be delayed or that use of the prospectus contained in the Registration Statement be suspended, as applicable. The Company will notify all Holders requesting the registration or all Selling Holders, as the case may be, of the delay or suspension. In the case of notice suspending an effective Registration Statement, each Selling Holder will immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Holder has received copies of a supplemented or amended prospectus or until such Selling Holder is advised in writing by the Company that the then-current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. The Company may not exercise the rights provided by this Section 4.10 to effect a delay or suspension for more than 120 days in the aggregate during any 365-day period.

5. CERTAIN OTHER PROVISIONS.

5.1. Additional Procedures. Selling Holders will take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their shares in such Public Offering, including, without limitation, being parties to the underwriting agreement entered into by the Company and any other Selling Holders in connection therewith and the other agreements (including without limitation customary Selling Holder representations, warranties and indemnifications) for the benefit of the underwriters; provided, however, that the aggregate amount of any such liability with respect to each Selling Holder will not exceed such Selling Holder’s net proceeds from such offering. In addition, each Selling Holder will furnish to the Company such information regarding such Selling Holder, the Registrable Shares held by such Selling Holder and the distribution proposed by such Selling Holder as the Company may request in writing and as will be required in connection with any registration, qualification or compliance referred to in Section 4.

5.2. Underwriter’s Cutback. The Company will not include in any demand registration pursuant to Section 2.1 any securities which are not Registrable Shares without the prior written consent of the Selling Holders owning a majority of the Apax Registrable Shares included in such registration. Notwithstanding any other provision of this Agreement, if the managing underwriter determines that the inclusion of all shares requested to be registered in an underwritten offering would adversely affect the offering, the Company may (and if requested by the Holders of the Apax Registrable Shares, will) limit the number of Registrable Shares to be included in the Registration Statement for such offering. If the registration has been requested by the Holders pursuant to Section 2.1 hereof, the number of shares that are entitled to be included in the Registration Statement for such offering will be allocated in the following manner: (a) first, shares of Company equity securities, other than Registrable Shares, requested to be included in such registration by shareholders will be excluded, (b) second, shares of Company equity securities that the Company desires to include in such registration will be excluded, (c) third, the Management Registrable Shares requested to be included in such registration by the Holders will be excluded, (d) fourth, the Coinvestor Registrable Shares requested to be included in such registration by the Holders will be excluded and (e) fifth, the Apax Registrable Shares requested to be included in such registration by the Holders will be excluded; provided that until such time as the Coinvestor Registrable Shares become eligible for sale to the public pursuant to Rule 144 under the Securities Act, the Coinvestor Registrable Shares and Apax Registrable Shares requested to be included in such registration by the Holder will be excluded on a pro rata basis . If the registration has been initiated other than pursuant to Section 2.1 hereof, the number of shares that are entitled to be included in the Registration Statement for such offering will be allocated in the following manner: (x) first, shares of Company equity securities, other than Registrable Shares, requested to be included in such registration by shareholders will be excluded, (y) second, Registrable Shares requested to be included in such registration by Holders will be excluded and (z) third, shares of Company equity securities that the Company desires to include in such registration will be excluded. To the extent that the underwriters do not deem it necessary to exclude all of the shares requested to be registered by any category of shareholders contemplated above, the number of shares that may be included in the registration will be allocated to the members of such category requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (assuming conversion of any convertible securities held by such shareholders) that they held at the time the Company gives the notice specified in Section 2 or 3.

5.3. Lock-Up. Without the prior written consent of the underwriters managing any Public Offering:

(a) in the case of the Company’s Initial Public Offering, for a period beginning on the Effective Date and ending on the 180th day following the Effective Date; and

(b) in the case of any other underwritten Public Offering, for a period beginning seven days immediately preceding and ending on the 90th day following the effective date of the Registration Statement used in connection with such offering, no Holder (whether or not a Selling Holder pursuant to such Registration Statement) will offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, except for (i) any Registrable Shares sold pursuant to such Registration Statement and (ii) transfers to Permitted Transferees in accordance with Section 7.2 hereof. At the request of the underwriters managing the Public Offering, each Holder shall enter into an agreement to such effect with the underwriter. Notwithstanding the foregoing, the Investors shall be permitted to transfer shares of Common Stock to the Company pursuant to the Exchange and Redemption Agreement. The Company agrees not to effect any underwritten public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 30 day period beginning on the effective date of any underwritten demand registration pursuant to Section 2.1 (except as part of such underwritten registration or pursuant to registrations on Form S-4, Form S-8 or any similar or successor forms), unless the underwriters managing the registered public offering otherwise agree in writing.

5.4. Registration Expenses. The Company hereby agrees to pay all Registration Expenses in connection with (a) four demand registrations requested pursuant to Section 2.1, (b) three S-3 registrations requested pursuant to Section 2.2, and (c) all incidental registrations pursuant to Section 3.1, with all other expenses of registered offerings being borne pro rata (based on number of shares included in the registration) among the Selling Holders, any other participating stockholders of the Company and the Company, if it participates. The Company, however, shall not be required to pay for any expenses of a registration requested pursuant to Sections 2.1, 2.2 or 3.1 hereof if the registration request is withdrawn at any time at the request of Holders of a majority of the Registrable Shares to be included in such registration (in which case all participating Holders shall bear such expenses), unless in the case of a registration requested pursuant to Section 2.1, the Holders of a majority of the Registrable Shares agree to forfeit their right to one demand registration pursuant to Section 2.1 at the time of any such withdrawal, which forfeiture shall bind all holders of Registrable Shares. However, if the requesting Holders have learned of information (other than information known to them at the time they made their request) that, in the good faith judgment of the requesting Holders, is reasonably likely to have a material adverse effect on the business or prospects of the Company, then the Holders shall not be required to pay any of such expenses in the case of a registration requested pursuant to Section 2.1, 2.2 or 3.1 and, in the case of a registration requested pursuant to Section 2.1, the right to one demand registration shall not be forfeited.

5.5. Termination of Status as Registrable Shares. Registrable Shares will cease to be Registrable Shares and cease to have the rights accorded to such shares under this Agreement upon the earliest to occur of the following events: (a) a Registration Statement with respect to the sale of such shares shall have become effective under the Securities Act and such shares have been disposed of pursuant to such Registration Statement, (b) such shares shall have been transferred pursuant to a transaction under Rule 144 or (c) such shares shall have become eligible for sale under Rule 144(k) under the Securities Act (or its successor) and any legends restricting the transferability of such shares shall have been removed.

6. INDEMNIFICATION.

6.1. Company Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, the Company will indemnify and hold harmless each Selling Holder, its directors and officers and each other Person, if any, who controls such Selling Holder within the meaning of the Securities Act or the Exchange Act (each such Person being a “Covered Person”) against any losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees and expenses), joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) or expenses arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement or (b) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will advance to such Covered Person as incurred any legal or any other expenses reasonably incurred by such Covered Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable to any Covered Person in any such case (x) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Covered Person specifically for use in the preparation thereof or (y) in the case of a sale directly by a Selling Holder (including a sale of such Registrable Shares through any underwriter retained by such Selling Holder engaging in a distribution solely on behalf of such Selling Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Selling Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage, liability or expense in any case in which such delivery is required by the Securities Act.

6.2. Seller Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, each Selling Holder, severally and not jointly and severally with any other Selling Holder, will indemnify and hold harmless the Company, each of its directors and officers and each Person (other than such Selling Holder), if any, who controls the Company, against any losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees and expenses), to which the Company, such directors and officers or controlling person may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case solely to the extent the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Selling Holder, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Selling Holder hereunder will be limited to an amount equal to the gross proceeds to such Selling Holder from the disposition of Registrable Shares pursuant to such registration.

6.3. Notice of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Section 6, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to each such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give such notice will not relieve such indemnifying party of its obligations under this Section 6, except to the extent that such indemnifying party is materially prejudiced by such failure. In case any such action is brought against an indemnified party, each indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and (subject to the following sentence) after notice from an indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The indemnified party may participate in such defense at such party’s expense; provided, however, that the indemnifying party will pay such expense if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interest between the indemnified party and any other party represented by such counsel in such proceeding; provided, further, that in no event will the indemnifying party be required to pay the expenses of more than one law firm as counsel for all indemnified parties pursuant to this sentence. If, within 30 days after receipt of the notice, such indemnifying party has not elected to assume the defense of the action, such indemnifying party will be responsible for any legal or other expenses reasonably incurred by such indemnified party in connection with the defense of the action, suit, investigation, inquiry or proceeding. An indemnifying party may, in the defense of any such claim or litigation, consent to the entry of a judgment or enter into a settlement without the consent of the indemnified party only if such judgment or settlement contains a general release of the indemnified party in respect of such claims or litigation and, in the case of the Company as indemnified party, involves only the payment of monetary damages, which such indemnifying party is able to pay. No indemnified party will consent to entry of any judgment or settle such claim or litigation without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld, delayed or conditioned.

6.4. Contribution. If the indemnification provided for in Sections 6.1 or 6.2 hereof is unavailable to a party that would have been an indemnified party under any such section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to in this Section 6.4 will include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7. MISCELLANEOUS.

7.1. Rule 144 Requirements. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit such Holder to sell securities of the Company to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (at any time more than 90 days after the Effective Date);

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, the failure of which to file timely would cause Rule 144 to be unavailable; and

(c) furnish to any Holder upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

7.2. Transfer of Rights. This Agreement, and the rights and obligations of each Holder hereunder, may be assigned by any Holder to a Permitted Transferee (as defined below) and by such Permitted Transferee to a subsequent Permitted Transferee. With respect to any

Holder, a “Permitted Transferee” means (a) an Affiliate of such Holder, (b) any transferee that receives Registrable Shares in connection with the sale or other transfer of not less than an aggregate of five percent (5%) of the Registrable Shares or some lesser number, if such lesser number represents all the Registrable Shares then held by the transferring Holder; and (c) any Person who as of the Effective Date holds equity interests in Xerium 3 S.A., Xerium 2 S.A. or Xerium S.A.; provided, however, that in the case of (a), (b) or (c), the transferee to whom rights under this Agreement are transferred (x) as a condition to such transfer delivers to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement; and (y) be deemed to be a Holder hereunder.

7.3. Governing Law. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

7.4. Entire Agreement; Amendment and Waiver. This Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of at least a majority of the Registrable Shares. Any such amendment, termination or waiver will be binding on all Holders.

7.5. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

Xerium Technologies, Inc.

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

Telephone number: (508) 616-9468

Facsimile number: (508) 616-9485

Attention: General Counsel

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Telephone number: (617) 951-7000

Facsimile number: (617) 951-7050

Attention: John B. Ayer

If to Apax Partners, to it at:

Apax Partners Beteilingugnsberatung GmbH

Possartstraße 11, D-81679

München, Germany

Telephone number:

Facsimile number: +49 89 99 89 09643

Attention: Michael Phillips

If to an Investor, to it at the address set forth on Schedule I hereto.

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 7.5 to each of the other parties hereto.

7.6. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto.

7.7. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision will, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

7.8. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

7.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

Registration Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

XERIUM TECHNOLOGIES, INC.

By:	/s/ THOMAS GUTIERREZ
Name:	Thomas Gutierrez
Title:	President and Chief Executive Officer

XERIUM 3 S.A.

By:	/s/ MICHAEL PHILLIPS
Name:	Michael Phillips
Title:	Director

/s/ THOMAS GUTIERREZ
Thomas Gutierrez

/s/ MICHAEL O’DONNELL
Michael O’Donnell

/s/ MIGUEL QUINONEZ
Miguel Quiñonez

/s/ WOLFGANG ZARL
Wolfgang Zarl

/s/ JOSEF MAYER
Josef Mayer

/s/ DOUGLAS MILNER
Douglas Milner

/s/ DONALD AIKEN
Donald Aiken

Registration Rights Agreement

/s/ MICHAEL STICK
Michael Stick

/s/ DENNIS CARROLL
Dennis Carroll

/s/ DONALD WALKER
Donald Walker

/s/ JOHN CORMIER
John Cormier

/s/ KEVIN FRANK
Kevin Frank

/s/ DAVID PRETTY
David Pretty

/s/ EDUARDO FRACASSO
Eduardo Fracaso

/s/ MARCELO GODOI
Marcelo Godoi

/s/ WILFRIED SCHRÖDER
Wilfried Schröder

/s/ JANET GUTIERREZ
Janet Gutierrez